EXHIBIT 18

April 30, 2001

Board of Directors
Magma Power Company and wholly-owned subsidiaries
Salton Sea Funding Corporation
302 South 36th Street
Suite 400
Omaha, Nebraska  68131

Dear Members of the Board:

At your request, we have read the description included in Salton Sea Funding Corporation's (the "Company") Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2001, of the facts relating to the change in accounting by the Company's wholly-owned subsidiaries, Salton Sea Brine Processing L.P., Salton Sea Power Generation L.P., Fish Lake Power LLC, and Salton Sea Power L.L.C. (collectively, the "Salton Sea Guarantors") and CalEnergy Operating Corporation, Vulcan Power Company, San Felipe Energy Company, Conejo Energy Company, Niguel Energy Company, VPC Geothermal LLC, and CE Turbo LLC combined with wholly-owned subsidiaries of MidAmerican Energy Holdings Company, Salton Sea Minerals Corp., and Salton Sea Inc., (collectively, the "Partnership Guarantors") for geothermal well rework costs to the direct expense method, from the Salton Sea Guarantors and Partnership Guarantors former policy of deferral and amortization of geothermal well rework costs over the estimated period between reworks ranging from 18 to 24 months. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company and Salton Sea Guarantors and Partnership Guarantors, that the accounting change described in the Company's Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any financial statements of the Company or of the Salton Sea Guarantors or the Partnership Guarantors as of any date or for any period subsequent to December 31, 2000. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company and Salton Sea Guarantors and the Partnership Guarantors, or on the financial position, results of operations, or cash flows of the Company or the Salton Sea Guarantors or the Partnership Guarantors as of any date or for any period subsequent to December 31, 2000.

Yours truly,


Deloitte & Touche LLP
Omaha, Nebraska